PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 15, 2006)	Registration No. 333-134063

U.S. HELICOPTER CORPORATION
33,847,046 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 28, 2006, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 10,096,048 shares of common stock of U.S. Helicopter Corporation ("U.S. Helicopter' or the "Company").

This prospectus supplement includes our Report on Form 8-K dated January 4, 2007, which was filed with the Securities and Exchange Commission on January 4, 2007. The information contained in the Report on Form 8-K included in this prospectus supplement is dated as of the date of such report.

This prospectus supplement should be read in conjunction with the prospectus dated June 15, 2006, and the prospectus supplements dated June 22, 2006, October 25, 2006, November 17, 2006 and December 4, 2006, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated June 15, 2006 or the prospectus supplements dated June 22, 2006, October 25, 2006, November 17, 2006 and December 4, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 4, 2007

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 4, 2007

U.S. HELICOPTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32580	27-0096927
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 248-2002

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -- Corporate Governance and Management
Item 8.01.	Other Events

On January 4, 2007, we issued the following press release announcing the commencement of service from the East 34th Street Heliport in New York, New York:

"US Helicopter Corporation (US Helicopter) (OTC Bulletin Board: USHP) today announced it reached an agreement with the U.S. Transportation Security Administration (TSA) and McNeil Security Inc. to begin service from the East 34th Street Heliport in New York City.

'This is a significant milestone achievement in US Helicopter's plans to introduce its Eight-Minute Airport Shuttle from the East 34th Street Heliport to those companies and business travelers located in mid-town Manhattan as well as business travelers coming to New York City,' comments Jerry Murphy, Chief Executive Officer and President of US Helicopter. We have already begun upgrading our passenger facility at the East 34th Street Heliport and we will shortly announce a date for commencement of service as well as flight times,' continued Mr. Murphy.

Under the Transportation Security Administration the aforementioned agreement allows US Helicopter to utilize the TSA's Screening Partnership Program (SPP) for the establishment of security screening operations to support US Helicopter's airport shuttle service at the East 34th Street Heliport in New York City. US Helicopter's expanded service from the East 34th Street Heliport will fall under the same TSA security regulations as all commercial flights in the United States. All passengers, carry-on baggage and checked baggage will be screened in accordance with the TSA's standards for commercial operators. US Helicopter, under the contract with McNeil Security, will provide the screening personnel and the TSA will supply the certified security equipment and oversight, affording travelers with the utmost in convenience, security and service at the East 34th Street Heliport.

Departing Manhattan's East 34th Street Heliport, US Helicopter customers will be able to conveniently check-in, receive boarding passes to their final destination on US Helicopter partner airlines and complete the TSA security process at the heliport. Bags checked at the heliport will be through-checked to the passengers' final travel destination when connecting to a US Helicopter partner airline. After a short eight-minute flight to the airport, passengers will arrive on the secure side of the airport where they will proceed directly to the gate for their departing outbound flight of one of US Helicopter's partner airlines, having already cleared the TSA security process at the East 34th Street Heliport.

'I want to thank the Assistant Secretary Kip Hawley TSA Administrator and his staff for the work that went into the approval process for the East 34th Street Heliport Screening Partnership Program (SPP),' states Mr. Murphy 'We're pleased that US Helicopter will now be able to provide service from the East 34th Street Heliport to business travelers who have been requesting US Helicopter's Eight-Minute Airport Shuttle service from this location since we started service on March 27, 2006 from the Downtown Manhattan Heliport.'

Since its initial launch on March 27, 2006, US Helicopter has been providing business travelers with a fast, reliable, convenient and affordable method of transportation to and from New York/New Jersey area airports. A one-way ticket aboard US Helicopter costs $159, plus applicable taxes and fees and can be purchased by visiting www.flyush.com. US Helicopter currently operates hourly scheduled airline service from the Downtown Manhattan Heliport to/from JFK serving airline partner American Airlines at Terminal-9 and Newark Liberty International Airport serving airline partner Continental Airlines at Terminal-C, Gate C-71.

ABOUT US HELICOPTER

US Helicopter is the first scheduled helicopter service to and from Manhattan to JFK and Newark Airports in more than two decades. Presently, US Helicopter operates 240 weekly flights to/from the Downtown Manhattan Heliport, JFK International Airport and Newark Liberty International Airport, as well as service to/from Downtown Manhattan Heliport and Bridgeport Sikorsky Memorial Airport serving Fairfield and New Haven counties. US Helicopter will provide the same scheduled service to/from the East 34th Street Heliport and will announce shortly flight details and commencement date.

Founded in 2003, US Helicopter provides scheduled, reliable, fast and affordable helicopter transportation designed to meet the needs of time-sensitive business travelers. All flights utilize state-of-the-art Sikorsky S-76 helicopters configured for eight passengers and staffed with two pilots. US Helicopter Scheduled Airline Service is designed for business traveler... 'because you're too important to wait.'

Safe Harbor for Forward-Looking Statements:

The foregoing contains "forward-looking statements", which are based on management's beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside US Helicopter's control that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see US Helicopter's filings with the Securities and Exchange Commission. US Helicopter disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 4, 2007

U.S. HELICOPTER CORPORATION (Registrant)
By:	/s/ John G. Murphy
John G. Murphy Chief Executive Officer and President

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